Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-179953 and 333-179953-01

Prospectus Supplement

September 23, 2013

(To prospectus dated February 5, 2013)

BP Capital Markets p.l.c.

$750,000,000 Floating Rate Guaranteed Notes due 2018

$900,000,000 2.241% Guaranteed Notes due 2018

$750,000,000 3.994% Guaranteed Notes due 2023

Payment of the principal of and interest on the notes is fully guaranteed by

BP p.l.c.

The floating rate guaranteed notes due 2018 (the “2018 floating rate notes”) will bear interest at a floating rate equal to the three-month U.S. dollar LIBOR rate plus 0.630%. The 2.241% guaranteed notes due 2018 (the “2018 fixed rate notes”) will bear interest at the rate of 2.241% per year. The 3.994% guaranteed notes due 2023 (the “2023 notes” and, together with the 2018 floating rate notes and the 2018 fixed rate notes, the “notes”) will bear interest at the rate of 3.994% per year. BP Capital Markets p.l.c. will pay interest on the 2018 floating rate notes on each March 26, June 26, September 26 and December 26 subject to the modified following day count convention. The first such payment will be made on December 26, 2013. BP Capital Markets p.l.c. will pay interest on the 2018 fixed rate notes on each March 26 and September 26, commencing on March 26, 2014. BP Capital Markets p.l.c. will pay interest on the 2023 notes on each March 26 and September 26, commencing on March 26, 2014. The 2018 floating rate notes will mature on September 26, 2018. The 2018 fixed rate notes will mature on September 26, 2018. The 2023 notes will mature on September 26, 2023. If any payment is due in respect of the 2018 fixed rate notes or the 2023 notes on a date that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred.

Payment of the principal of and interest on the notes is fully guaranteed by BP p.l.c.

Application will be made to list the notes on the New York Stock Exchange.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Investment in these securities involves certain risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus and “Risk factors” beginning on page 38 of BP’s 2012 Annual Report on Form 20-F.

	Per 2018 Floating Rate Note	Total for 2018 Floating Rate Notes	Per 2018 Fixed Rate Note	Total for 2018 Fixed Rate Notes	Per 2023 Note	Total for 2023 Notes
Public Offering Price (1)	100.000%	$750,000,000	100.000%	$900,000,000	100.000%	$750,000,000
Underwriting Discount	0.170%	$1,275,000	0.170%	$1,530,000	0.300%	$2,250,000
Proceeds, before expenses, to BP Capital Markets p.l.c.	99.830%	$748,725,000	99.830%	$898,470,000	99.700%	$747,750,000

(1)	Interest on the notes will accrue from September 26, 2013.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme) on or about September 26, 2013.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Goldman, Sachs & Co.	HSBC	J.P. Morgan

The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on BP Capital Markets p.l.c.’s (“BP Capital U.K.”) or BP p.l.c.’s (“BP”) behalf or on behalf of the underwriters, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of BP and certain of the plans and objectives of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘plans’, ‘we see’ or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. Actual results may differ materially from those expressed in such statements, depending on a variety of factors, including the specific factors identified in the discussions accompanying such forward-looking statements and other factors discussed elsewhere in this prospectus supplement and including under “Risk factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012. Factors set out in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 are important factors, although not exhaustive, that may cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

DESCRIPTION OF NOTES

This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Debt Securities and Guarantees” beginning on page 21 of the accompanying prospectus. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities and Guarantees” in the accompanying prospectus, the terms described below shall prevail.

Floating Rate Guaranteed Notes due 2018 (the “2018 floating rate notes”)

•	Issuer: BP Capital U.K.

•	Title: Floating Rate Guaranteed Notes due 2018.

•	Total principal amount being issued: $750,000,000.

•	Issuance date: September 26, 2013.

•	Maturity date: September 26, 2018.

•	Day count: Actual/360.

•	Day count convention: Modified following. If any interest payment date falls on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day.

•	Interest rate: The interest rate for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“U.S. dollar LIBOR”), as determined on September 24, 2013, plus the spread (as described below). Thereafter, the interest rate for any interest period will be U.S. dollar LIBOR, as determined on the applicable interest determination date, plus the spread. The interest rate will be reset quarterly on each interest reset date.

•	Date interest starts accruing: September 26, 2013.

•	Interest payment dates: Each March 26, June 26, September 26 and December 26, subject to the day count convention.

•	First interest due date: December 26, 2013.

•	Spread: 0.630%.

•	Interest reset dates: The interest reset date for each interest period other than the first interest period will be the first day of such interest period, subject to the day count convention.

•	Interest periods: The period beginning on, and including an interest payment date and ending on, but not including, the following interest payment date; provided that the first interest period will begin on September 26, 2013, and will end on, but not include, the first interest payment date.

•	Interest determination date: The interest determination date relating to a particular interest reset date will be the second London business day preceding such interest reset date.

•	London business day: Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Calculation Agent: The Bank of New York Mellon Trust Company, N.A.

•

Calculation of U.S. dollar LIBOR: The calculation agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any interest determination date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, U.S. dollar LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that interest determination date will be U.S. dollar LIBOR in effect on that interest determination date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the calculation agent for the purposes of calculating the interest rates on the 2018 floating rate notes shall be conclusive and binding on the holders of the 2018 floating rate notes, BP, BP Capital U.K. and the trustee, absent manifest error.

•	Further issuances: BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2018 floating rate notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the first interest payment date) identical to the 2018 floating rate notes issued hereby. These additional 2018 floating rate notes will be deemed part of the same series as the 2018 floating rate notes issued hereby and will provide the holders of these additional 2018 floating rate notes the right to vote together with holders of the 2018 floating rate notes issued hereby, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•	Net proceeds: The net proceeds, before expenses, will be $748,725,000.

2.241% Guaranteed Notes due 2018 (the “2018 fixed rate notes”)

•	Issuer: BP Capital U.K.

•	Title: 2.241% Guaranteed Notes due 2018.

•	Total principal amount being issued: $900,000,000.

•	Issuance date: September 26, 2013.

•	Maturity date: September 26, 2018.

•	Day count: 30/360.

•	Day count convention: Following Unadjusted.

•	Interest rate: 2.241% per annum.

•	Date interest starts accruing: September 26, 2013.

•	Interest payment dates: Each March 26 and September 26.

•	First interest due date: March 26, 2014.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Optional make-whole redemption: BP Capital U.K. has the right to redeem the 2018 fixed rate notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2018 fixed rate notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 fixed rate notes to be redeemed (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 12.5 basis points, plus in each case accrued and unpaid interest to the date of redemption. For purposes of determining the optional make-whole redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2018 fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means BNP Paribas Securities Corp., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

•	Further issuances: BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2018 fixed rate notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2018 fixed rate notes issued hereby. These additional 2018 fixed rate notes will be deemed part of the same series as the 2018 fixed rate notes issued hereby and will provide the holders of these additional 2018 fixed rate notes the right to vote together with holders of the 2018 fixed rate notes issued hereby, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•	Net proceeds: The net proceeds, before expenses, will be $898,470,000.

3.994% Guaranteed Notes due 2023 (the “2023 notes”)

•	Issuer: BP Capital U.K.

•	Title: 3.994% Guaranteed Notes due 2023.

•	Total principal amount being issued: $750,000,000.

•	Issuance date: September 26, 2013.

•	Maturity date: September 26, 2023.

•	Day count: 30/360.

•	Day count convention: Following Unadjusted.

•	Interest rate: 3.994% per annum.

•	Date interest starts accruing: September 26, 2013.

•	Interest payment dates: Each March 26 and September 26.

•	First interest due date: March 26, 2014.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Optional make-whole redemption: BP Capital U.K. has the right to redeem the 2023 notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus in each case accrued and unpaid interest to the date of redemption. For purposes of determining the optional make-whole redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2023 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means BNP Paribas Securities Corp., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

•	Further issuances: BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 notes issued hereby. These additional 2023 notes will be deemed part of the same series as the 2023 notes issued hereby and will provide the holders of these additional 2023 notes the right to vote together with holders of the 2023 notes issued hereby, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

•	Net proceeds: The net proceeds, before expenses, will be $747,750,000.

The following terms apply to each of the notes:

•	Guarantee: Payment of the principal of and interest on the notes is fully guaranteed by BP. For more information about the guarantee, you should read “Description of Debt Securities and Guarantees” beginning on page 21 of the accompanying prospectus.

•	Denomination: The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

•	Business day: If any interest payment date in respect of the 2018 floating rate notes falls on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If any payment is due in respect of the 2018 fixed rate notes or the 2023 notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred. A “business day” for these purposes is any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

•	Ranking: The notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

•	Payment of additional amounts: Under current law, payments of interest on the 2018 floating rate notes, the 2018 fixed rate notes or on the 2023 notes, as the case may be, may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the 2018 floating rate notes, the 2018 fixed rate notes or the 2023 notes, as the case may be, are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

•	Form of notes: The notes will be issued as one or more global securities. You should read “Legal Ownership—Global Securities” beginning on page 19 of the accompanying prospectus for more information about global securities.

•	Name of depositary: The Depository Trust Company, commonly referred to as “DTC”.

•	Trading through DTC, Clearstream, Luxembourg and Euroclear: Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”), customers and/or Euroclear Bank S.A./N.V. (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. For more information about global securities held by DTC through Clearstream, Luxembourg or Euroclear, you should read “Clearance and Settlement” beginning on page 31 of the accompanying prospectus.

•	Listing: Application will be made to list the notes on the New York Stock Exchange though neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

•	Redemption: The notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 28 of the accompanying prospectus and as to the 2018 fixed rate notes and the 2023 notes only, as described under “—2.241% Guaranteed Notes due 2018—Optional make-whole redemption” and “—3.994% Guaranteed Notes due 2023—Optional make-whole redemption,” respectively. The provisions for optional tax redemption described in the prospectus will apply to changes in tax treatments occurring after September 23, 2013. At maturity, the notes will be repaid at par.

•	Sinking fund: There is no sinking fund.

•	Trustee: BP Capital U.K. will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, dated as of March 8, 2002, which is referred to on page 21 of the accompanying prospectus, as supplemented by a supplemental indenture with The Bank of New York Mellon Trust Company, N.A., as trustee, to be entered into on September 26, 2013.

•	Use of proceeds: The net proceeds from the sale of the notes will be used for general corporate purposes, including working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

•	Governing law and jurisdiction: The indenture, the notes and the guarantee are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the notes or the guarantee may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

BP Capital U.K.’s principal executive offices are located at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP, England.

GENERAL INFORMATION

Documents Available

BP files annual reports and other reports and information with the Securities and Exchange Commission (the “SEC”). Any document BP files with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. BP’s filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows BP to incorporate by reference in the prospectus supplement information contained in documents that BP files with the SEC. The information that BP incorporates by reference is an important part of this prospectus supplement and the attached prospectus. BP incorporates by reference in this prospectus supplement the following documents and any future filings that it makes with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until the completion of the offerings using this prospectus supplement and the attached prospectus:

•	Annual Report of BP on Form 20-F for the fiscal year ended December 31, 2012 dated March 6, 2013.

•	The Reports on Form 6-K filed with the SEC on the following dates, each of which indicates on its cover that it is incorporated by reference: April 30, 2013, May 6, 2013, July 30, 2013 containing BP’s second quarter 2013 results and July 30, 2013 containing pro forma financial information for the Rosneft transaction.

The information that BP files with the SEC, including future filings, automatically updates and supersedes information in documents filed at earlier dates. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that are incorporated by reference in this prospectus supplement.

The Annual Report on Form 20-F for the fiscal year ended December 31, 2012 of BP contains a summary description of BP’s business and audited consolidated financial statements with a report by our independent registered public accounting firm. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS as adopted by the European Union (EU). IFRS as adopted by the EU differs in certain respects from IFRS as issued by the IASB; however, the differences have no impact on the group’s consolidated financial statements for the years presented.

You may request a copy of the filings referred to above, excluding the exhibits to such filings, at no cost, by writing or telephoning BP at the following address:

BP p.l.c.

1 St. James’ Square

London SW1Y 4PD

United Kingdom

Tel. No.: +44 (0) 20 7496 4000

You should rely only on the information that BP Capital U.K. and BP incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. Neither BP Capital U.K. nor BP have authorized anyone to provide you with different information. BP Capital U.K. is not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Furthermore, each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of BP Capital U.K. or BP since the date thereof or that the information contained therein is current as of any time subsequent to its date.

Notices

As long as the notes are issued in global form, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Clearance Systems

The notes have been accepted for clearance through the DTC, Euroclear and Clearstream, Luxembourg systems. The 2018 floating rate notes have the following codes: CUSIP 05565QCH9 and ISIN US05565QCH92. The 2018 fixed rate notes have the following codes: CUSIP 05565QCG1 and ISIN US05565QCG10. The 2023 notes have the following codes: CUSIP 05565QCJ5 and ISIN US05565QCJ58.

CAPITALIZATION AND INDEBTEDNESS

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of June 30, 2013 in accordance with IFRS:

As of June 30, 2013
(US$ millions)
Share capital
Capital shares (1)-(2)	5,209
Paid-in surplus (3)	11,240
Merger reserve (3)	27,206
Own shares	(162)
Available-for-sale investments	(20,592)
Cash flow hedges	—
Foreign currency translation reserve	(800)
Treasury shares	3,066
Share-based payment reserve	1,411
Profit and loss account	102,413

BP shareholders’ equity	128,991

Finance debt (4)-(6)
Due within one year	8,725
Due after more than one year	38,265

Total finance debt	46,990

Total Capitalization (7)	175,981

(1)	Issued share capital as of June 30, 2013 comprised 18,939,565,456 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,807,426,495 ordinary shares which have been bought back and are held in treasury by BP. These shares are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(2)	Capital shares represent the ordinary and preference shares of BP which have been issued and are fully paid.
(3)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.
(4)	Finance debt recorded in currencies other than US dollars has been translated into US dollars at the relevant exchange rates existing on June 30, 2013.
(5)	Obligations under finance leases are included within finance debt in the above table.
(6)	As of June 30, 2013, the parent company, BP p.l.c., had outstanding guarantees totalling $44,668 million, of which $44,638 million related to guarantees in respect of liabilities of subsidiary undertakings, including $43,897 million relating to finance debt by subsidiaries. Thus 93% of the Group’s finance debt had been guaranteed by BP p.l.c. At June 30, 2013, $139 million of finance debt was secured by the pledging of assets. The remainder of finance debt was unsecured.
(7)	There has been no material change since June 30, 2013 in the consolidated capitalization and indebtedness of BP.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. This section supplements the discussion under “Tax Considerations—United States Taxation” in the accompanying prospectus. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult the partner’s tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction (including states and localities).

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amounts you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% Medicare tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

If you are a United States alien holder (as defined in the accompanying prospectus), you generally will not be subject to United States federal income tax, including withholding tax with respect to payments on your notes. Please see the discussion under “Tax Considerations—United States Taxation—United States Alien Holders” in the accompanying prospectus.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

UNDERWRITING

Each underwriter named below has severally agreed, subject to the terms and conditions of the Purchase Agreement with BP Capital U.K. and BP, dated the date of this prospectus supplement, to purchase the principal amount of notes set forth below opposite its name. The underwriters are committed to purchase all of the notes if any notes are purchased.

Underwriter	Principal Amount of 2018 Floating Rate Notes	Principal Amount of 2018 Fixed Rate Notes	Principal Amount of 2023 Notes
BNP Paribas Securities Corp.	$150,000,000	$180,000,000	$150,000,000
Citigroup Global Markets Inc.	$150,000,000	$180,000,000	$150,000,000
Goldman, Sachs & Co.	$150,000,000	$180,000,000	$150,000,000
HSBC Securities (USA) Inc.	$150,000,000	$180,000,000	$150,000,000
J.P. Morgan Securities LLC	$150,000,000	$180,000,000	$150,000,000

Total	$750,000,000	$900,000,000	$750,000,000

The notes are a new issue of securities with no established trading market. Application will be made to list the notes on the New York Stock Exchange, although no assurance can be given that the notes will be listed on the New York Stock Exchange, and if so listed, the listing does not assure that a trading market for the notes will develop. BP Capital U.K. and BP have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

BP Capital U.K. and BP have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of the 2018 floating rate notes, up to 0.100% of the principal amount of the 2018 fixed rate notes and up to 0.150% of the principal amount of the 2023 notes. These securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the initial public offering price of up to 0.075% of the principal amount of the 2018 floating rate notes, up to 0.075% of the principal amount of the 2018 fixed rate notes and up to 0.100% of the principal amount of the 2023 notes. If the underwriters cannot sell all the notes at the initial offering price, they may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to each underwriter’s right to reject any order in whole or in part.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time certain of the underwriters engage in transactions with BP or its subsidiaries in the ordinary course of business. Certain of the underwriters have performed investment banking, commercial banking and advisory services for BP in the past and have received customary fees and expenses for these services, and may do so again in the future. For example, in the ordinary course of their various businesses, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may also involve securities and/or instruments of BP or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with BP routinely hedge their credit exposure to BP consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or support the price of such notes, as the case may be, for a limited period after the issue date. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the notes which are the subject of the offering contemplated by the prospectus as supplemented by this prospectus supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

•	to legal entities which are qualified investors as defined in the Prospectus Directive;

•	to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by BP Capital U.K. for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require BP Capital U.K. or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has further represented and agreed that:

•	it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to BP Capital U.K. or BP.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any Relevant Member State this communication is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require BP Capital U.K. to publish a prospectus pursuant to the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes that are the subject of the offering contemplated in the prospectus as supplemented by this prospectus supplement may only do so in circumstances in which no obligation arises for BP Capital U.K. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither BP Capital U.K. nor any of the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for BP Capital U.K. or any of the underwriters to publish a prospectus for such offer.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement and the prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and BP Capital U.K. that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

BP CAPITAL MARKETS P.L.C.

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

BP p.l.c.

BP Capital Markets p.l.c. may use this prospectus to offer from time to time guaranteed debt securities.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 5, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we”, “our” and “us” refer to BP p.l.c. and BP Capital Markets p.l.c.; “BP” refers to BP p.l.c.; “the group” and “BP Group” refers to BP and its subsidiaries; and “BP Capital U.K.” refers to BP Capital Markets p.l.c.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. We urge you to consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. The potential impact of the occurrence, or re-occurrence, of any of the risks described below could have a material adverse effect on BP Group’s business, financial position, results of operations, competitive position, cash flows, prospects, liquidity, shareholder returns and/or implementation of its strategic agenda, and could cause the trading price and liquidity of our securities to decline, in which case you may lose all or part of your investment.

The risks are categorized against the following areas: strategic and commercial; compliance and control; and safety and operational. In addition, we have also set out one further risk for your attention—those resulting from the 2010 Gulf of Mexico oil spill (the Incident).

The Gulf of Mexico oil spill has had and could continue to have a material adverse impact on BP Group.

While significant charges have been recognized in the income statement since the Incident occurred in 2010, there is significant uncertainty regarding the extent and timing of the remaining costs and liabilities relating to the Incident, the potential changes in applicable regulations and the operating environment that may result from the Incident, the impact of the Incident on BP Group’s reputation and the resulting possible impact on its licence to operate including its ability to access new opportunities. The amount of claims that become payable by BP Group, the amount of fines ultimately levied on BP Group (including any potential determination of BP Group’s negligence or gross negligence), the outcome of litigation, the terms of any further settlements including the amount and timing of any payments thereunder, and any costs arising from any longer-term environmental consequences of the Incident, will also impact upon the ultimate cost for BP Group. Although the provisions recognized represent the current best estimates of expenditures required to settle certain present obligations that can be reasonably estimated at the end of the reporting period, there are future expenditures for which it is not possible to measure BP Group’s obligations reliably and the total amounts paid by BP Group in relation to all obligations relating to the Incident are subject to significant uncertainty. These uncertainties are likely to continue for a significant period, increase the risks to which the group is exposed and may cause its costs to increase. Thus, the Incident has had, and could continue to have, a material adverse impact on the group’s business, competitive position, financial performance, cash flows, prospects, liquidity, shareholder returns and/or implementation of its strategic agenda, particularly in the US. The risks associated with the Incident could also heighten the impact of the other risks to which the group is exposed as further described below.

Strategic and commercial risks

Access and renewal—BP Group’s future hydrocarbon production depends on its ability to renew and reposition its portfolio. Increasing competition for access to investment opportunities, the effects of the Gulf of Mexico oil spill on BP Group’s reputation and cash flows, and more stringent regulation could result in decreased access to opportunities globally.

Successful execution of BP Group’s group strategy depends on implementing activities to renew and reposition its portfolio. The challenges to renewal of BP Group’s upstream portfolio are growing due to increasing competition for access to opportunities globally among both national and international oil companies, and heightened political and economic risks in certain countries where significant hydrocarbon basins are located. Lack of material positions could impact BP Group’s future hydrocarbon production.

Moreover, the Incident has damaged BP Group’s reputation, which may have a long-term impact on the group’s ability to access new opportunities, both in the US and elsewhere. Adverse public, political, regulatory and industry sentiment towards BP Group, and towards oil and gas drilling activities generally, could damage or impair BP Group’s existing commercial relationships with counterparties, partners and host governments and could impair its access to new investment opportunities, exploration properties, operatorships or other essential commercial arrangements with potential partners and host governments, particularly in the US. In addition, responding to the Incident has placed, and will continue to place, a significant burden on BP Group’s cash flow over the next several years, which could also impede its ability to invest in new opportunities and deliver long-term growth.

More stringent regulation of the oil and gas industry generally, and of BP Group’s activities specifically, following the Incident, could increase this risk.

Prices and markets—BP Group’s financial performance is subject to the fluctuating prices of crude oil and gas, the volatile prices of refined products and the profitability of its refining and petrochemicals operations, as well as the general macroeconomic outlook.

Oil, gas and product prices and margins can be very volatile, and are subject to international supply and demand. Political developments (including conflict situations) and the outcome of meetings of OPEC can particularly affect world supply and oil prices. Previous oil price increases have resulted in increased fiscal take, cost inflation and more onerous terms for access to resources. As a result, increased oil prices may not improve margin performance. In addition to the adverse effect on revenues, margins and profitability from any fall in oil and natural gas prices, a prolonged period of low prices or other indicators would lead to further reviews for impairment of the group’s oil and natural gas properties. Such reviews would reflect management’s view of long-term oil and natural gas prices and could result in a charge for impairment that could have a significant effect on the group’s results of operations in the period in which it occurs. Rapid material or sustained change in oil, gas and product prices can impact the validity of the assumptions on which strategic decisions are based and, as a result, the ensuing actions derived from those decisions may no longer be appropriate. A prolonged period of low oil prices may impact BP Group’s cash flow, profit and ability to maintain its long-term investment programme with a consequent effect on its growth rate, and may impact shareholder returns, including dividends and share buybacks, or share price. Refining profitability can be volatile, with both periodic over-supply and supply tightness in various regional markets, coupled with fluctuations in demand. Sectors of the petrochemicals industry are also subject to fluctuations in supply and demand, with a consequent effect on prices and profitability.

Periods of global recession could impact the demand for BP Group’s products, the prices at which they can be sold and affect the viability of the markets in which BP Group operates. Governments are facing greater pressure on public finances, which may increase their motivation to intervene in the fiscal and regulatory frameworks of the oil and gas industry, including the risk of increased taxation, nationalization and expropriation. The global financial and economic situation may have a negative impact on third parties with whom BP Group does, or may do, business. In particular, ongoing instability in or a collapse of the eurozone could trigger a new wave of financial crises and push the world back into recession, leading to lower demand and lower oil and gas prices.

Climate change and carbon pricing—climate change and carbon pricing policies could result in higher costs and reduction in future revenue and strategic growth opportunities.

Compliance with changes in laws, regulations and obligations relating to climate change could result in substantial capital expenditure, taxes, reduced profitability from changes in operating costs, and revenue generation and strategic growth opportunities being impacted. BP Group’s commitment to the transition to a lower-carbon economy may create expectations for its activities, and the level of participation in alternative energies carries reputational, economic and technology risks.

Socio-political—the diverse nature of BP Group’s operations around the world exposes BP Group to a wide range of political developments and consequent changes to the operating environment, regulatory environment and law.

BP Group has operations, and is seeking new opportunities, in countries where political, economic and social transition is taking place. Some countries have experienced, or may experience in the future, political instability, changes to the regulatory environment, changes in taxation, expropriation or nationalization of property, civil strife, strikes, acts of war and insurrections. Any of these conditions occurring could disrupt or terminate BP Group’s operations, causing its development activities to be curtailed or terminated in these areas, or its production to decline, could limit its ability to pursue new opportunities and could cause BP Group to incur additional costs. In particular, BP Group’s investments in the US, Russia, the Middle East region, North Africa, Bolivia, Argentina, Angola, Azerbaijan and other countries could be adversely affected by heightened political and economic environment risks.

BP Group sets for itself high standards of corporate citizenship and aspires to contribute to a better quality of life through the products and services it provides. If it is perceived that BP Group is not respecting or advancing the economic and social progress of the communities in which BP Group operates or that BP Group has not satisfactorily addressed all relevant stakeholder concerns in respect of its operations, BP Group’s reputation and shareholder value could be damaged and development opportunities may be precluded.

Competition—BP Group’s group strategy depends upon continuous innovation and efficiency in a highly competitive market.

The oil, gas and petrochemicals industries are highly competitive. There is strong competition, both within the oil and gas industry and with other industries, in supplying the fuel needs of commerce, industry and the home. Competition puts pressure on the terms of access to new opportunities, license costs and product prices, affects oil products marketing and requires continuous management focus on reducing unit costs and improving efficiency, while ensuring safety and operational risk is not compromised. The implementation of group strategy requires continued technological advances and innovation including advances in exploration, production, refining, petrochemicals manufacturing technology and advances in technology related to energy usage. BP Group’s performance could be impeded if competitors developed or acquired intellectual property rights to technology that BP Group requires, if BP Group’s innovation lagged the industry, or if BP Group fails to adequately protect its company brands and trademarks. BP Group’s competitive position in comparison to its peers could be adversely affected if competitors offer superior terms for access rights or licenses, if BP Group fails to control its operating costs or manage its margins, or if BP Group fails to sustain, develop and operate efficiently a high quality portfolio of assets.

Joint ventures and other contractual arrangements—BP Group may not have full operational control and may have exposure to counterparty credit risk and disruptions to its operations and strategic objectives due to the nature of some of its business relationships.

Many of BP Group’s major projects and operations are conducted through joint ventures or associates and through contracting and sub-contracting arrangements. These arrangements often involve complex risk allocation, decision-making processes and indemnification arrangements. In certain cases, BP Group may have less control of such activities than it would have if BP Group had full operational control. BP Group’s partners may have economic or business interests or objectives that are inconsistent with or opposed to, those of BP Group, and may exercise veto rights to block certain key decisions or actions that BP Group believes are in its or the joint venture’s or associate’s best interests, or approve such matters without its consent. Additionally, BP Group’s joint venture partners or associates or contractual counterparties are primarily responsible for the adequacy of the human or technical competencies and capabilities which they bring to bear on the joint project, and in the event these are found to be lacking, BP Group’s joint venture partners or associates may not be able to meet their financial or other obligations to their counterparties or to the relevant project, potentially threatening the viability of such projects. Furthermore, should accidents or incidents occur in operations in which BP Group participates, whether as operator or otherwise, and where it is held that BP Group’s sub-contractors or joint-venture partners are legally liable to share any aspects of the cost of responding to such incidents, the financial capacity of these third parties may prove inadequate to fully indemnify BP Group against the costs it incurs on behalf of the joint venture or contractual arrangement. Should a key sub-contractor, such as a lessor of drilling rigs, be no longer able to make these assets available to BP Group, this could result in serious disruption to BP Group’s operations. Where BP Group does not have operational control of a venture, BP Group may nonetheless still be pursued by regulators or claimants in the event of an incident.

Rosneft transaction—BP Group’s failure to complete the proposed transaction with Rosneft, or any future erosion of its relationship with Rosneft, could adversely impact its business, the level of its reserves and its reputation.

On 22 November 2012, BP Group announced that it had signed definitive and binding agreements in respect of the sale of BP Group’s 50% interest in TNK-BP to Rosneft and BP Group’s investment in Rosneft (the Rosneft transaction). Completion of the Rosneft transaction is subject to certain customary closing conditions, including governmental, regulatory and anti-trust approvals. Failure by BP Group to complete the Rosneft transaction as contemplated due to the failure to receive required approvals or otherwise could negatively impact its reputation and result in a loss of stakeholder confidence in BP Group’s ability to meet its identified strategic objectives in Russia. In addition, to the extent BP Group fails to maintain a good commercial relationship with Rosneft in the future, or to the extent that as a minority shareholder in Rosneft BP Group is unable in the future to exercise influence over its investment in Rosneft or other growth opportunities in Russia, BP Group’s business and strategic objectives in Russia and its ability to recognize its share of Rosneft’s reserves as contemplated may be adversely impacted.

Investment efficiency—poor investment decisions could negatively impact BP Group’s business.

BP Group’s organic growth is dependent on creating a portfolio of quality options and investing in the best options. Ineffective investment selection and/or subsequent execution could lead to loss of value and higher capital expenditure.

Reserves progression—inability to progress upstream resources in a timely manner could adversely affect BP Group’s long-term replacement of reserves and negatively impact its business.

Successful execution of BP Group’s group strategy depends critically on sustaining long-term reserves replacement. If upstream resources are not progressed in a timely and efficient manner due to commercial, technical or regulatory reasons or otherwise, BP Group will be unable to sustain long-term replacement of reserves.

Major project delivery—BP Group’s group plan depends upon successful delivery of major projects, and failure to deliver major projects successfully could adversely affect its financial performance.

Successful execution of BP Group’s group plan depends critically on implementing the activities to deliver the major projects over the plan period. Poor delivery of any major project that underpins production or production growth and/or any other major programme designed to enhance shareholder value, including maintenance turnaround programmes, could adversely affect its financial performance. Successful project delivery requires, among other things, adequate engineering and other capabilities and therefore successful recruitment and development of staff is central to BP Group’s plans. See Strategic and commercial risks – People and capability below.

Digital infrastructure is an important part of maintaining BP Group’s operations, and a breach of BP Group’s digital security could result in serious damage to business operations, personal injury, damage to assets, harm to the environment, reputational damage, breaches of regulations, litigation, legal liabilities and reparation costs.

The reliability and security of BP Group’s digital infrastructure are critical to maintaining the availability of its business applications, including the reliable operation of technology in its various business operations and the collection and processing of financial and operational data, as well as the confidentiality of certain third-party information. A breach of its digital security, either due to intentional actions or due to negligence, could cause serious damage to business operations and, in some circumstances, could result in the loss of data or sensitive information, injury to people, damage to assets, harm to the environment, reputational damage, breaches of regulations, litigation, legal liabilities and reparation costs.

Business continuity and disaster recovery—the group must be able to recover quickly and effectively from any disruption or incident, as failure to do so could adversely affect BP Group’s business and operations.

Contingency plans are required to continue or recover operations following a disruption or incident. Inability to restore or replace critical capacity to an agreed level within an agreed timeframe would prolong the impact of any disruption and could severely affect BP Group’s business and operations.

Crisis management—crisis management plans are essential to respond effectively to emergencies and to avoid a potentially severe disruption in BP Group’s business and operations.

Crisis management plans and capability are essential to deal with emergencies at every level of BP Group’s operations. If BP Group does not respond, or is perceived not to respond, in an appropriate manner to either an external or internal crisis, its business and operations could be severely disrupted.

People and capability—successful recruitment, development and utilization of staff is central to BP Group’s plans.

Successful recruitment of new staff, employee training, development and continuing enhancement of skills, in particular technical capabilities such as petroleum engineers and scientists, are key to implementing BP Group’s plans. Inability to develop human capacity and capability, both across the organization and in specific operating locations, could jeopardize performance delivery. The group relies on recruiting and retaining high-quality employees to execute its strategic plans and to operate its business. The reputational damage suffered by the group as a result of the Incident and any consequent adverse impact on its business could affect employee recruitment and retention.

In addition, significant Board and management focus continues to be required in responding to matters related to the Incident. Although BP Group set up the Gulf Coast Restoration Organization to manage the group’s long-term response, other key management personnel will need to continue to devote substantial attention to addressing the associated consequences for the group, which may negatively impact BP Group’s staff’s capability to address and respond to other operational matters affecting the group but unrelated to the Incident.

Liquidity, financial capacity and financial exposure—failure to operate within its financial framework could impact BP Group’s ability to operate and result in financial loss. Exchange rate fluctuations can impact BP Group’s underlying costs and revenues.

The group seeks to maintain a financial framework to ensure that it is able to maintain an appropriate level of liquidity and financial capacity. This framework constrains the level of assessed capital at risk for the purposes of positions taken in financial instruments. Failure to accurately forecast or maintain sufficient liquidity and credit to meet these needs (including a failure to understand and respond to potential liabilities) could impact

BP Group’s ability to operate and result in a financial loss. Commercial credit risk is measured and controlled to determine the group’s total credit risk. Inability to determine adequately BP Group’s credit exposure could lead to financial loss. A credit crisis affecting banks and other sectors of the economy could impact the ability of counterparties to meet their financial obligations to the group. It could also affect BP Group’s ability to raise capital to fund growth, to maintain BP Group’s long-term investment programme and to meet BP Group’s obligations, and may impact shareholder returns, including dividends and share buybacks, or share price. Decreases in the funded levels of BP Group’s pension plans may also increase its pension funding requirements. The group’s financial framework may not be sufficient to respond to a substantial and unexpected cash call or funding request, and external events may materially impact the effectiveness of the group’s financial framework. In addition, operational challenges could impact the availability of the group’s assets, which could adversely affect the group’s operating cash flows.

BP Group’s potential liabilities resulting from pending and future claims, lawsuits, settlements and enforcement actions relating to the Gulf of Mexico oil spill, together with the potential cost of implementing remedies sought in the various proceedings, cannot be fully estimated at this time but they have had, and could continue to have, a material adverse impact on the group’s financial performance and liquidity. Further potential liabilities may continue to have a material adverse effect on the group’s results of operations and financial condition. More stringent regulation of the oil and gas industry arising from the Incident, and of BP Group’s activities specifically, could increase this risk.

Crude oil prices are generally set in US dollars, while sales of refined products may be in a variety of currencies. In addition, a high proportion of BP Group’s major project development costs are denominated in local currencies, which may be subject to volatile fluctuations against the US dollar. Fluctuations in exchange rates can therefore give rise to foreign exchange exposures, with a consequent impact on underlying costs and revenues. See Strategic and commercial risks — Prices and markets above.

Insurance—BP Group’s insurance strategy means that the group could, from time to time, be exposed to material uninsured losses which could have a material adverse effect on BP Group’s financial condition and results of operations.

In the context of the limited capacity of the insurance market, many significant risks are retained by BP Group. The group generally restricts its purchase of insurance to situations where this is required for legal or contractual reasons. This means that the group could be exposed to material uninsured losses, which could have a material adverse effect on its financial condition and results of operations. In particular, these uninsured costs could arise at a time when BP Group is facing material costs arising out of some other event which could put pressure on BP Group’s liquidity and cash flows. For example, BP Group has borne and will continue to bear the entire burden of its share of any property damage, well control, pollution clean-up and third-party liability expenses arising out of the Gulf of Mexico oil spill.

Compliance and control risks

BP Group’s settlement with the US Department of Justice and the SEC in respect of federal criminal charges and US securities law violations related to the Gulf of Mexico oil spill may expose BP Group to further penalties, liabilities and private litigation, and may impact its operations and adversely affect its ability to quickly and efficiently access US capital markets.

On 15 November 2012, BP Group reached an agreement with the U.S. federal government to resolve all criminal and securities claims arising out of the Incident and comprising settlements with the U.S. Department of Justice (DoJ) and the SEC. On 29 January 2013, the US District Court for the Eastern District of Louisiana accepted BP Group’s pleas regarding the federal criminal charges, and sentenced BP Group in accordance with the criminal plea agreement. BP Group pleaded guilty to 11 felony counts of Misconduct or Neglect of Ships Officers relating to the loss of 11 lives; one misdemeanor count under the Clean Water Act; one misdemeanor count under the Migratory Bird Treaty Act; and one felony count of obstruction of Congress. Pursuant to that sentence, BP Group will pay $4 billion, including $1.256 billion in criminal fines, in installments over a period of five years. The court also ordered, as previously agreed with the US government, that BP Group serve a term of five years’ probation. Pursuant to the terms of the plea agreement, the court also ordered certain equitable relief, including additional actions, enforceable by the court, to further enhance the safety of drilling operations in the Gulf of Mexico. In addition, BP Group will undertake several initiatives with academia and regulators to develop new technologies related to deepwater drilling safety. The resolution also provides for the appointment of two monitors, both with terms of four years. A process safety monitor will review, evaluate, and provide recommendations for the improvement of BP Group’s process safety and risk management procedures concerning deep water drilling in the Gulf of Mexico. An ethics monitor will review and provide recommendations for the improvement of BP Group’s code of conduct and its implementation and enforcement. BP Group has also agreed to hire an independent third-party auditor who will review and report to the probation officer, the DoJ, and BP Group regarding BP Group’s implementation of key terms of the proposed settlement, including procedures and systems related to safety and environmental management, operational oversight, and oil spill response training and drills. Under the plea agreement, BP Group has also agreed to co-operate in ongoing criminal actions and investigations, including prosecutions of four former employees who have been separately charged.

Also on 15 November 2012, BP Group reached a settlement with the SEC to resolve the SEC’s Deepwater Horizon-related claims against the company under Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and the associated rules. Under the SEC settlement, BP Group has agreed to a civil penalty of $525 million, payable in three installments over a period of three years, and has consented to the entry of an injunction prohibiting it from violating certain U.S. securities laws and regulations. The SEC settlement was approved by the U.S. District Court for the Eastern District of Louisiana on 10 December 2012.

On 28 November 2012, the U.S. Environmental Protection Agency (EPA) notified BP Group that it had temporarily suspended BP p.l.c., BP Exploration & Production Inc. (BPXP) and a number of other BP Group subsidiaries from participating in new federal contracts. As a result of the temporary suspension, the BP Group entities listed in the EPA notice are ineligible to receive any U.S. government contracts either through the award of a new contract, or the extension of the term or renewal of an expiring contract. The suspension does not affect existing contracts the company has with the U.S. government, including those relating to current and ongoing drilling and production operations in the Gulf of Mexico.

The charges to which BPXP pleaded guilty included one misdemeanor count under the Clean Water Act which, by operation of law following the court’s acceptance of BP Group’s plea, triggers a statutory debarment, also referred to as mandatory debarment, of the BPXP facility where the Clean Water Act violation occurred.

On 1 February 2013, EPA issued a notice that BPXP was mandatorily debarred at its Houston headquarters. Mandatory debarment prevents a company from entering into new contracts or new leases with the US government that would be performed at the facility where the Clean Water Act violation occurred. A mandatory debarment does not affect any existing contracts or leases a company has with the U.S. government and will remain in place until such time as the debarment is lifted through an agreement with the EPA.

With respect to the entities named in the temporary suspension, the temporary suspension may be maintained or the EPA may elect to issue a notice of proposed discretionary debarment to some or all of the named entities. Like suspension, a discretionary debarment would preclude BP Group entities listed in the notice from receiving new federal fuel contracts, as well as new oil and gas leases, although existing contracts and leases may continue. Discretionary debarment typically lasts three to five years and may be imposed for a longer period, unless it is resolved through an administrative agreement.

While BP Group’s discussions with the EPA have been taking place in parallel to the court proceedings on the criminal plea, the company’s work toward reaching an administrative agreement with the EPA is a separate process, and it may take some time to resolve issues relating to such an agreement. BP Group’s mandatory debarment applies following sentencing and is not an indication of any change in the status of discussions with the EPA. The process for resolving both mandatory and discretionary debarment is essentially the same as for resolving the temporary suspension. BP Group continues to work with the EPA in preparing an administrative agreement that will resolve suspension and debarment issues.

The DoJ criminal and SEC settlements impose significant compliance and remedial obligations on BP Group and its directors, officers and employees. Failure to comply with the terms of these settlements could result in further enforcement action by the DoJ and the SEC, expose BP Group to severe penalties, financial or otherwise and subject BP Group to further private litigation, each of which could impact its operations and have a material adverse effect on the group’s business. Prolonged suspension or debarment from entering new federal contracts, or further suspension or debarment proceedings against BP Group and/or its subsidiaries as a result of violations of the terms of the DoJ or SEC settlements or otherwise, could have a material adverse impact on the group’s operations in the US.

As a result of the SEC settlement, as of the filing with the SEC of certain registration statements on Form S-8 to be filed on or around the date hereof, and for a period of three years thereafter, BP Group will no longer be qualified as a “well known seasoned issuer” (WKSI) as defined in Rule 405 of the Securities Act of 1933, as amended (Securities Act), and therefore will not be able to take advantage of the benefits available to a WKSI, including engaging in delayed or continuous offerings of securities using an automatic shelf registration statement. In addition, as of the settlement date and for a period of five years thereafter, BP Group is no longer able to utilize certain registration exemptions provided by the Securities Act in connection with certain securities offerings. In addition, BP Group may be denied certain trading authorizations under the rules of the US Commodities Futures Trading Commission, which may prevent BP Group in the future from entering certain routine swap transactions for an indefinite period of time.

Regulatory—BP Group, and the oil industry in general, faces increased regulation in the US and elsewhere that could increase the cost of regulatory compliance and limit BP Group’s access to new exploration properties.

Due to the Gulf of Mexico oil spill and any remedial provisions contained in or resulting from the DoJ and SEC settlements, it is likely that there will be more stringent regulation of BP Group’s oil and gas activities in the US and elsewhere, particularly relating to environmental, health and safety controls and oversight of drilling operations, as well as access to new drilling areas. Regulatory or legislative action may impact the industry as a whole and could be directed specifically towards BP Group. New regulations and legislation, the terms of BP Group’s settlements with US government authorities and future settlements or litigation outcomes related to the Incident, and/or evolving practices could increase the cost of compliance and may require changes to BP Group’s drilling operations, exploration, development and decommissioning plans, and could impact BP Group’s ability to capitalize on its assets and limit its access to new exploration properties or operatorships, particularly in the deepwater Gulf of Mexico. In addition, increases in taxes, royalties and other amounts payable to governments or governmental agencies, or restrictions on availability of tax relief, could also be imposed as a response to the Incident.

In addition, the oil industry in general is subject to regulation and intervention by governments throughout the world in such matters as the award of exploration and production interests, the imposition of specific drilling obligations, environmental, health and safety controls, controls over the development and decommissioning of a field (including restrictions on production) and, possibly, nationalization, expropriation, cancellation or non-renewal of contract rights. BP Group buys, sells and trades oil and gas products in certain regulated commodity markets. Failure to respond to changes in trading regulations could result in regulatory action and damage to BP Group’s reputation. The oil industry is also subject to the payment of royalties and taxation, which tend to be high compared with those payable in respect of other commercial activities, and operates in certain tax jurisdictions that have a degree of uncertainty relating to the interpretation of, and changes to, tax law. As a result of new laws and regulations or other factors, BP Group could be required to curtail or cease certain operations, or it could incur additional costs.

Ethical misconduct and non-compliance—ethical misconduct or breaches of applicable laws by BP Group’s employees could be damaging to its reputation and shareholder value.

BP Group’s code of conduct, which applies to all employees, defines its commitment to integrity, compliance with all applicable legal requirements, diversity, high ethical standards and the behaviours and actions BP Group expects of its businesses and people wherever BP Group operates. BP Group’s values are intended to guide the way it and its employees behave and do business. Under the terms of the DoJ settlement (described above), an ethics monitor will review and provide recommendations for the improvement of BP Group’s code of conduct and its implementation and enforcement. Incidents of ethical misconduct, non-compliance with the recommendations of the ethics monitor or non-compliance with applicable laws and regulations, including non-compliance with anti-bribery, anti-corruption and other applicable laws could be damaging to BP Group’s reputation and shareholder value and could subject it to further regulatory action or penalties under the terms of the DoJ settlement. Multiple events of non-compliance could call into question the integrity of BP Group’s operations. For example, in its trading businesses, there is the risk that a determined individual could operate as a ‘rogue trader’, acting outside BP Group’s delegations, controls or code of conduct and in contravention of its renewed values in pursuit of personal objectives that could be to the detriment of BP Group and its shareholders.

For further information on the risks involved in BP Group’s trading activities, see Compliance and control risks—Treasury and trading activities below.

Liabilities and provisions—BP Group’s potential liabilities resulting from pending and future claims, lawsuits, settlements and enforcement actions relating to the Gulf of Mexico oil spill, together with the potential cost and burdens of implementing remedies sought in the various proceedings, cannot be fully estimated at this time but they have had, and are expected to continue to have, a material adverse impact on the group’s business.

Under the Oil Pollution Act of 1990 (OPA 90), BP Exploration & Production Inc. and BP Corporation North America are among the parties financially responsible for the clean-up of the Gulf of Mexico oil spill and for certain economic damages as provided for in OPA 90, as well as certain natural resource damages associated with the spill and certain costs determined by federal and state trustees engaged in a joint assessment of such natural resource damages.

BP Group and certain of its subsidiaries have also been named as defendants in numerous lawsuits in the US arising out of the Incident, including actions for personal injury and wrongful death, purported class actions for commercial or economic injury, actions for breach of contract, violations of statutes, property and other environmental damage, securities law claims and various other claims.

BP Group is subject to a number of investigations related to the Incident by numerous federal and State agencies. The types of enforcement action pursued and the nature of the remedies sought will depend on the discretion of the prosecutors and regulatory authorities and, in some circumstances, their assessment of BP Group’s culpability, if any, following their investigations. Under the Clean Water Act, any finding of gross negligence for purposes of penalties sought against BP Group would result in significantly higher fines and penalties than the amounts for which BP Group has provided and would also have a material adverse impact on the group’s reputation, would affect its ability to recover costs relating to the Incident from other parties responsible under OPA 90 and could affect the fines and penalties payable by BP Group with respect to the Incident under enforcement actions outside the Clean Water Act context.

On 3 March 2012, BP Group reached an agreement (comprising two separate settlement agreements) with the Plaintiffs’ Steering Committee (PSC) in the Multi-District Litigation pending in New Orleans (MDL 2179) to resolve the substantial majority of legitimate private economic and property damages claims and medical benefits claims stemming from the Incident. The settlement agreement in respect of economic and property damages claims was approved by the Court on 21 December 2012, and the settlement agreement in respect of medical benefits claims was approved on 11 January 2013. BP Group estimated that the PSC settlement would cost approximately $7.8 billion, including administration costs, plaintiffs’ attorneys’ fees and expenses. During the third quarter of 2012, BP Group increased its estimate of the cost of claims administration by $280 million and during the fourth quarter BP Group increased its estimate of the cost of the PSC settlement by a further $400 million. As at 31 December 2012, the total estimated cost for items covered by the PSC settlement is $8.5 billion. The PSC settlement is uncapped except for economic loss claims related to the Gulf seafood industry, and management continues to re-evaluate the assumptions underlying its analysis on a quarterly basis. The cost of the PSC settlement is expected to be paid from the $20-billion Deepwater Horizon Oil Spill Trust fund (Trust).

As previously disclosed, significant uncertainties exist in relation to the amount of claims that are to be paid and will become payable through the claims process. There is uncertainty in relation to the amounts that ultimately will be paid in relation to current claims, and the number, type and amounts payable for claims not yet reported. In addition, there is further uncertainty in relation to interpretations of the claims administrator regarding the protocols under the settlement agreement and judicial interpretation of these protocols, and the outcomes of any further litigation through potential opt-outs from the settlement. While BP Group has determined its current best estimate of the cost of the settlement with the PSC, it is possible that the actual cost could be higher than this estimate due to the uncertainties noted above.

The Gulf of Mexico oil spill has damaged BP Group’s reputation. This, combined with other past events in the US (including the 2005 explosion at the Texas City refinery and the 2006 pipeline leaks in Alaska), may lead to an increase in the number of citations and/or the level of fines imposed in relation to any alleged breaches of safety or environmental regulations.

Reporting—failure to accurately report BP Group’s data could lead to regulatory action, legal liability and reputational damage.

External reporting of financial and non-financial data is reliant on the integrity of systems and people. Failure to report data accurately and in compliance with external standards could result in regulatory action, legal liability and damage to BP Group’s reputation.

As of the date of the SEC settlement, 10 December 2012, and for a period of three years thereafter, BP Group is unable to rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Act, and the Securities Exchange Act of 1934, as amended. BP Group’s inability to rely on these safe harbor provisions may expose it to future litigation and liabilities in connection with forward-looking statements in its public disclosures.

Changes in external factors could affect BP Group’s results of operations and the adequacy of its provisions.

BP Group remains exposed to changes in the external environment, such as new laws and regulations (whether imposed by international treaty or by national or local governments in the jurisdictions in which BP Group operates), changes in tax or royalty regimes, price controls, government actions to cancel or renegotiate contracts, market volatility or other factors. Such factors could reduce BP Group’s profitability from operations in certain jurisdictions, limit its opportunities for new access, require it to divest or write-down certain assets or affect the adequacy of its provisions for pensions, tax, environmental and legal liabilities. Potential changes to pension or financial market regulation could also impact funding requirements of the group.

Treasury and trading activities—control of these activities depends on BP Group’s ability to process, manage and monitor a large number of transactions. Failure to do this effectively could lead to business disruption, financial loss, regulatory intervention or damage to BP Group’s reputation.

In the normal course of business, BP Group is subject to operational risk around its treasury and trading activities. Control of these activities is highly dependent on BP Group’s ability to process, manage and monitor a large number of complex transactions across many markets and currencies. Shortcomings or failures in BP Group’s systems, risk management methodology, internal control processes or people could lead to disruption of its business, financial loss, regulatory intervention or damage to its reputation.

Following the Gulf of Mexico oil spill, Moody’s Investors Service, Standard and Poor’s and Fitch Ratings downgraded the group’s long-term credit ratings. Since that time, the group’s credit ratings have improved somewhat but are still lower than they were immediately before the Gulf of Mexico oil spill. The impact that a significant operational incident can have on the group’s credit ratings, taken together with the reputational consequences of any such incident, the ratings and assessments published by analysts and investors’ concerns about the group’s costs arising from any such incident, ongoing contingencies, liquidity, financial performance and volatile credit spreads, could increase the group’s financing costs and limit the group’s access to financing. The group’s ability to engage in its trading activities could also be impacted due to counterparty concerns about the group’s financial and business risk profile in such circumstances. Such counterparties could require that the group provide collateral or other forms of financial security for its obligations, particularly if the group’s credit ratings are downgraded. Certain counterparties for the group’s non-trading businesses could also require that the group provide collateral for certain of its contractual obligations, particularly if the group’s credit ratings were downgraded below investment grade or where a counterparty had concerns about the group’s financial and business risk profile following a significant operational incident. In addition, BP Group may be unable to make a drawdown under certain of its committed borrowing facilities in the event that it is aware that there are pending or threatened legal, arbitration or administrative proceedings which, if determined adversely, might reasonably be expected to have a material adverse effect on BP Group’s ability to meet the payment obligations under any of these facilities. Credit rating downgrades could trigger a requirement for the company to review its funding arrangements with the BP Group pension trustees. Extended constraints on the group’s ability to obtain financing and to engage in its trading activities on acceptable terms (or at all) would put pressure on BP Group’s liquidity. In addition, this could occur at a time when cash flows from its business operations would be constrained following a significant operational incident, and the group could be required to reduce planned capital expenditures and/or increase asset disposals in order to provide additional liquidity, as the group did following the Gulf of Mexico oil spill.

Safety and operational risks

The risks inherent in BP Group’s operations include a number of hazards that, although many may have a low probability of occurrence, can have extremely serious consequences if they do occur, such as the Gulf of Mexico oil spill. The occurrence of any such risks could have a consequent material adverse impact on the group’s business, competitive position, cash flows, results of operations, financial position, prospects, liquidity, shareholder returns and/or implementation of the group’s strategic goals.

Process safety, personal safety and environmental risks—the nature of BP Group’s operations exposes it to a wide range of significant health, safety, security and environmental risks, the occurrence of which could result in regulatory action, legal liability and increased costs and damage to BP Group’s reputation.

The nature of BP Group’s operations exposes it to a wide range of significant health, safety, security and environmental risks. The scope of these risks is influenced by the geographic range, operational diversity and technical complexity of BP Group’s activities. In addition, in many of BP Group’s major projects and operations, risk allocation and management is shared with third parties, such as contractors, sub-contractors, joint venture partners and associates. See Strategic and commercial risks – Joint ventures and other contractual arrangements above.

There are risks of technical integrity failure as well as risk of natural disasters and other adverse conditions in many of the areas in which BP Group operates, which could lead to loss of containment of hydrocarbons and other hazardous material, as well as the risk of fires, explosions or other incidents.

In addition, inability to provide safe environments for BP Group’s workforce and the public while at BP Group’s facilities or premises could lead to injuries or loss of life and could result in regulatory action, legal liability and damage to BP Group’s reputation.

BP Group’s operations are often conducted in difficult or environmentally sensitive locations, in which the consequences of a spill, explosion, fire or other incident could be greater than in other locations. These operations are subject to various environmental and safety laws, regulations and permits and the consequences of failure to comply with these requirements can include remediation obligations, penalties, loss of operating permits and other sanctions. Accordingly, inherent in BP Group’s operations is the risk that if it fails to abide by environmental and safety and protection standards, such failure could lead to damage to the environment and could result in regulatory action, legal liability, material costs, damage to BP Group’s reputation or denial of its licence to operate.

BP Group’s group-wide operating management system (OMS) intends to address health, safety, security, environmental and operations risks, and to provide a consistent framework within which the group can analyse the performance of its activities and identify and remediate shortfalls. There can be no assurance that OMS will adequately identify all process safety, personal safety and environmental risk or provide the correct mitigations, or that all operations will be in conformance with OMS at all times.

Security—hostile activities against BP Group’s staff and activities could cause harm to people and disrupt BP Group’s operations.

Security threats require continuous oversight and control. Acts of terrorism, piracy, sabotage, cyber-attacks and similar activities directed against BP Group’s operations and offices, pipelines, transportation or computer systems could cause harm to people and could severely disrupt business and operations. BP Group’s business activities could also be severely disrupted by, among other things, conflict, civil strife or political unrest in areas where it operates.

Product quality—failure to meet product quality standards could lead to harm to people and the environment and loss of customers.

Supplying customers with on-specification products is critical to maintaining BP Group’s licence to operate and its reputation in the marketplace. Failure to meet product quality standards throughout the value chain could lead to harm to people and the environment and loss of customers.

Drilling and production—these activities require high levels of investment and are subject to natural hazards and other uncertainties. Activities in challenging environments heighten many of the drilling and production risks including those of integrity failures, which could lead to curtailment, delay or cancellation of drilling operations, or inadequate returns from exploration expenditure.

Exploration and production require high levels of investment and are subject to natural hazards and other uncertainties, including those relating to the physical characteristics of an oil or natural gas field. BP Group’s exploration and production activities are often conducted in extremely challenging environments, which heighten the risks of technical integrity failure and natural disasters discussed above. The cost of drilling, completing or operating wells is often uncertain. BP Group may be required to curtail, delay or cancel drilling operations because of a variety of factors, including unexpected drilling conditions, pressure or irregularities in geological formations, equipment failures or accidents, adverse weather conditions and compliance with governmental requirements. In addition, exploration expenditure may not yield adequate returns, for example in the case of unproductive wells or discoveries that prove uneconomic to develop. The Gulf of Mexico oil spill illustrates the risks BP Group faces in its drilling and production activities.

Transportation—all modes of transportation of hydrocarbons involve inherent and significant risks.

All modes of transportation of hydrocarbons involve inherent risks. An explosion or fire or loss of containment of hydrocarbons or other hazardous material could occur during transportation by road, rail, sea or pipeline. This is a significant risk due to the potential impact of a release on people and the environment and given the high volumes potentially involved.

FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, and the related prospectus supplement may contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of BP and certain of the plans, objectives, assumptions, projections, expectations, intentions or beliefs of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘plans’, ‘we see’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. Actual results may differ materially from those expressed in such statements, depending on a variety of factors, including the specific factors identified in the discussions accompanying such forward-looking statements; the timing of bringing new fields on stream; future levels of industry product supply, demand and pricing; operational problems; general economic conditions; political stability and economic growth in relevant areas of the world; changes in laws and governmental regulations; exchange rate fluctuations; development and use of new technology; the success or otherwise of partnering; the actions of competitors; natural disasters and adverse weather conditions; changes in public expectations and other changes to business conditions; wars and acts of terrorism or sabotage; and other factors discussed elsewhere in this prospectus including under ‘Risk Factors’ above. Any forward-looking statements made by or on BP’s behalf speak only as of the date they are made. BP does not undertake to update forward-looking statements to reflect any changes to its expectations or any changes in events, conditions or circumstances on which any such statement is based. Additional information, including information on factors which may affect BP’s business, is contained in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and in the Report on Form 6-K filed with the SEC on July 31, 2012.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

BP files annual reports and other reports and information with the SEC. You may read and copy any document BP files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, BP’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. For further information, call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov.

BP’s American Depositary Shares are listed on the New York Stock Exchange. BP’s ordinary shares are admitted to trading on the London Stock Exchange and are also listed in Germany. You can consult reports and other information about BP that it files pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at these exchanges.

The SEC allows BP to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that BP can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus; accordingly, we urge you to read it with the same care. When BP updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

BP incorporates by reference into this prospectus the documents listed below and any documents BP files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future annual reports on Form 20-F, until the offerings made under this prospectus are completed:

•	Annual Report on Form 20-F for the year ended December 31, 2011 (File No. 001 06262), filed on March 6, 2012.

•	The Reports on Form 6-K filed with the SEC on the following dates: May 1, 2012, July 31, 2012, October 30, 2012 and February 5, 2013 (two Reports on Form 6-K).

•

Any reports on Form 6-K furnished to the SEC by BP pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning BP at the following address:

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, United Kingdom

(011) 44-20-7496-4000

You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

BP p.l.c.

BP p.l.c. was incorporated in 1909 in England and Wales. BP p.l.c. is a public limited company, incorporated under the Companies (Consolidation) Act 1908 with registered number 00102498.

You can find a more detailed description of BP’s business and recent transactions in BP’s Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference in this prospectus. The Form 20-F also presents an unaudited ratio of earnings to fixed charges for BP.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, United Kingdom. BP’s telephone number is (011) 44-20-7496-4000.

DESCRIPTION OF BP CAPITAL MARKETS P.L.C.

Financial Statements

We do not present separate financial statements of BP Capital Markets p.l.c. in this prospectus because management has determined that they would not be material to investors. BP will fully and unconditionally guarantee the guaranteed debt securities issued by BP Capital Markets p.l.c. as to payment of principal, premium, if any, interest and any other amounts due.

BP Capital Markets p.l.c.

BP Capital Markets p.l.c. (“BP Capital U.K.”) is a wholly-owned indirect subsidiary of BP and was incorporated under the laws of England and Wales on December 14, 1976. BP Capital U.K. is a financing vehicle for the BP Group and issues debt securities and commercial paper on behalf of the BP Group. BP Capital U.K. will lend substantially all proceeds of its borrowings to the BP Group.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

	Years ended December 31,
	2012	2011	2010 (2)	2009	2008
For the BP Group in accordance with IFRS(1)	6.5	14.5	—	11.7	14.4

Fixed charges for all computations consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

(1)	Earnings consist of profit before taxation, after eliminating the BP Group’s share of undistributed income of equity-accounted entities, plus fixed charges.
(2)	For the year ended December 31, 2010, earnings are inadequate to cover fixed charges. The deficiency for the year ended December 31, 2010 is $6,347 million.

CAPITALIZATION AND INDEBTEDNESS OF BP P.L.C.

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of December 31, 2012 in accordance with IFRS:

As of December 31, 2012
(US$ million)
Share Capital

Capital shares (1-2)	5,261
Paid-in surplus (3)	11,046
Merger reserve (3)	27,206
Own shares	(280)
Available-for-sale investments	685
Cash flow hedges	1,090
Foreign currency translation reserve	5,087
Treasury Shares	(20,774)
Share-based payment reserve	1,608
Profit and loss account	87,485

BP shareholders’ equity	118,414

Finance debt (4-6)
Due within one year	10,030
Due after more than one year	38,767

Total finance debt	48,797

Total Capitalization (7)	$167,211

(1)	Issued share capital as of December 31, 2012 comprised 19,135,751,315 ordinary shares, par value $0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,823,408,002 ordinary shares which have been bought back and held in treasury by BP. These shares are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(2)	Capital shares represent the ordinary shares of BP which have been issued and are fully paid.
(3)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.
(4)	Finance debt recorded in currencies other than US dollars has been translated into US dollars at the relevant exchange rates existing on December 31, 2012.
(5)	Obligations under finance leases are included within finance debt in the above table.
(6)	As of December 31, 2012, the parent company, BP p.l.c., had outstanding guarantees totalling $47,042 million, of which $47,012 million related to guarantees in respect of liabilities of subsidiary undertakings, including $46,271 million relating to borrowings by subsidiaries. Thus 95% of BP Group’s finance debt had been guaranteed by BP p.l.c.

At December 31, 2012, $142 million of finance debt ($131 million at December 31, 2011) was secured by the pledging of assets, and no finance debt was secured in connection with deposits received relating to disposal transactions expected to complete in subsequent periods (nil at December 31, 2011). The remainder of finance debt was unsecured.

(7)	There has been no material change since December 31, 2012 in the consolidated capitalization and indebtedness of BP Group.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers that are the legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, we urge you to check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above on this page under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

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You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained on page 19 under “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

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The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions (other than actions undertaken pursuant to our instructions) or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

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The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described on page 19 under “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

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When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below on pages 29-30 under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. We urge indirect holders to read the subsection on page 19 entitled “—Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

BP Capital U.K. may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. BP Capital U.K. has entered into an indenture governing its guaranteed debt securities, under which The Bank of New York Mellon Trust Company, N.A. acts as trustee.

The trustee under the indenture has two main roles:

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first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” on page 29 below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

BP acts as the guarantor of the guaranteed debt securities issued under the indenture. The guarantees are described under “—Guarantees” on page 22 below.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” on page 15 for information on how to obtain a copy.

This section contains what we believe is a materially complete and accurate summary of the material provisions of the indenture, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indenture, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

BP Capital U.K. may issue as many distinct series of debt securities under its indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations will be described in the prospectus supplement relating to any original issue discount securities that may be issued. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities or on the future offering of additional debt securities beyond any such limit;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

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the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

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the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described on page 28 under “Special Situations—Defeasance and Discharge”;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

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whether the series of debt securities will be issuable in whole or part in the form of a global security as described on pages 19-20 under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons.

Guarantees

BP will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the guarantees, as described on page 27 under “Special Situations—Payment of Additional Amounts”. BP guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration of acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in U.K. tax withholding or deduction requirements.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in Chicago, Illinois. That office is currently located at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

We urge street name and other indirect holders to consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described below on pages 25-26 under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

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additional amounts becoming payable in respect of U.K. withholding tax, and the debt securities thus being subject to redemption at our option, as described below on page 28 under “—Optional Tax Redemption”.

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

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Where BP Capital U.K. or BP, as applicable, merges out of existence or sells or leases substantially all of its assets, the other entity must assume its obligations on the debt securities or the guarantees. Such other entity must be organized under the laws of such BP entity’s jurisdiction or a political subdivision thereof.

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The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a fault would include an event of default that has occurred and not been cured, as described below on page 29 under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage, security interest, lien or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of BP to pay any principal, premium or interest under the guarantees. (Section 902)

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described in this summary or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

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Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below on page 28 under “—Defeasance and Discharge”. (Section 101)

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We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

We urge street name and other indirect holders to consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

If the prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If the prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above on page 24 under “Additional Mechanics—Notices”.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers; we urge you to take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

We urge street name and other indirect holders to contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Payment of Additional Amounts

The government of any jurisdiction where BP or BP Capital U.K. is incorporated may require BP or BP Capital U.K. to withhold or deduct amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees for or on account of taxes or any other governmental charges. If the jurisdiction requires a withholding or deduction of this type, BP or BP Capital U.K., as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding or deduction.

BP or BP Capital U.K., as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge.

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The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements,

that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

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The withholding or deduction is imposed pursuant to the European Union Directive approved on June 3, 2003, regarding taxation of, and information exchange among member states of the European Union with respect to, interest income, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

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The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to BP is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which BP would not be required to pay additional amounts. (Section 1010)

Optional Tax Redemption

We may also have the option to redeem the debt securities of a given series if, as a result of any change in United Kingdom tax treatment, BP or BP Capital U.K. would be required to pay additional amounts as described in the previous subsection under “—Payment of Additional Amounts”. This option applies only in the case of changes in United Kingdom tax treatment that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

Event Risk Provisions

The debt securities do not contain event risk provisions designed to require BP or BP Capital U.K. to redeem or repurchase the debt securities, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit ratings or similar occurrences.

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

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We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction to that effect published by the U.S. Internal Revenue Service to the same effect.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to a debt security, any of the following:

•	We do not pay the principal or any premium on the debt security at maturity.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment for the debt security on its due date.

•

We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if:

•	all amounts due (as interest, principal and otherwise) are paid or deposited with the trustee; and

•	all events of default, other than the non-payment of the principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity. (Section 507)

We urge street name and other indirect holders to consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

BP and several of its subsidiaries maintain banking relations with the trustee group of companies in the ordinary course of their business.

The Bank of New York Mellon Trust Company, N.A. acts as trustee under other indentures under which BP acts as guarantor.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may in certain circumstances prescribed by the Trust Indenture Act of 1939 be considered to have a conflicting interest with respect to the debt securities or the applicable indenture. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

Neither we nor the trustee have any responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee have any responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Financial Services and Markets Authority (L’Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities described in this prospectus. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. It is the opinion of Sullivan & Cromwell LLP, our U.S. counsel. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” on page 46.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below on pages 36-38 under “—Original Issue Discount—General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described below on pages 36-42 under “Original Issue Discount”), if any, accrued with respect to, the debt securities and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitute income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed on pages 40-41 under “—Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below on page 39 under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made; divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year, and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated

interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above on pages 36-38 under “—General”, the excess is acquisition premium. If you do not make the election described below on page 39 under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security; divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security, and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below on page 42 under “—Market Discount” to include market discount in income currently over the life of all debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described on page 36 under “ —United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above on pages 38-40 under “Original Issue Discount—General” and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price and the price you paid for your debt security is equal to or greater than  1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price exceeds the price you paid for the debt security by less than  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “—Original Issue Discount—Short-Term Debt Securities” or “—Market Discount”,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and debt securities that are subject to the rules governing contingent payment obligations.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder of debt securities. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from U.S federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which interest is attributable, within the meaning of the Code; or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•

derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale or Retirement of Debt Securities

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includable in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. We urge you to consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Backup Withholding and Information Reporting

United States Holders

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by BP Capital Markets p.l.c. or another non-United States payor, and

•

other payments of principal and interest, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

United Kingdom Taxation

The following is a summary of the material U.K. withholding tax consequences at the date hereof in relation to the payment of principal, interest, discount and premium in respect of the debt securities issued by BP Capital U.K. (the “Issuer”) and also contains a summary of the material U.K. tax consequences of the ownership and disposition of the debt securities. Except where the context otherwise requires, the comments relate only to the position of persons who are absolute beneficial owners of the debt securities and do not deal with the position of certain classes of holders such as dealers. This section is the opinion of Sullivan & Cromwell LLP. We urge prospective investors who are in any doubt as to their tax positions to consult their professional advisers.

1. Interest Payments

(A) While the debt securities continue to be listed on a recognized stock exchange as defined in Section 1005 of the Income Tax Act 2007 (which includes the London and New York Stock Exchanges), payments of interest may be made without withholding or deduction for or on account of U.K. income tax.

(B) Interest on the debt securities may also be paid without withholding or deduction on account of U.K. tax where interest on the debt securities is paid to a person the Issuer reasonably believes (and any person by or through whom interest on the debt securities is paid reasonably believes) is the beneficial owner of, and is within the charge to U.K. corporation tax as regards, the payment of interest at the time the payment is made, provided that HM Revenue & Customs has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to U.K. corporation tax in respect of such payment of interest at the time the payment is made.

(C) In all cases not falling within paragraphs (A) or (B) above, subject to relief under an applicable double taxation treaty, interest on the debt securities will be paid under deduction of U.K. income tax at the basic rate (currently 20%) except in the case of interest (“short interest”) on the debt securities with a maturity date of less than one year from the date of issue (and where the borrowing under such debt securities at no time forms part of a borrowing which is intended to have a total term of one year or more). Short interest can be paid without deduction or withholding on account of U.K. tax.

(D) Payments on the debt securities that, although not expressed to be interest, fall to be treated as interest for U.K. tax purposes, and are not short interest, will also be subject to the withholding tax rules described above. A premium payable on a redemption of a debt security may fall to be treated as interest other than short interest for U.K. tax purposes. When the debt securities are issued at a discount or redeemable at a premium, U.K. withholding tax will not apply to the payment of such discount or premium so long as it does not constitute interest other than short interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 Income Tax (Trading and Other Income) Act 2005).

(E) Payments, or parts thereof, constituting income in respect of the debt securities have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment even if paid without withholding or deduction. However, income in respect of the debt securities with a U.K. source received by a holder of the debt securities without deduction or withholding on account of U.K. tax will not generally be liable to U.K. tax by direct assessment unless that securities holder (i) is resident in the United Kingdom for U.K. tax purposes, or (ii) carries on a trade, profession or vocation in the United Kingdom through a U.K. branch, agency or permanent establishment in connection with which the income is received or to which the debt securities are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

2. Guarantee Payments

Any payments made by BP under the guarantee to holders of the debt securities may have a U.K. source for U.K. tax purposes.

Although the point is not free from doubt, in the view of Sullivan & Cromwell LLP, a payment under the guarantee in respect of interest should be treated as a payment of interest and a payment under the guarantee in respect of principal should be treated as principal. Consequently, only guarantee payments in respect of interest should be subject to the same withholding tax implications described at Section 1 above, and recipients may be assessed for U.K. tax on the receipt of these payments on the basis described at Section 1(E) above.

3. Tax on Ownership and Disposition

(A) Holders of the debt securities which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption of the debt securities (including a part redemption of the debt securities that are redeemable in two or more instalments). In general, all returns on and fluctuations in the value of the debt securities will be brought into account in computing taxable income broadly in accordance with securities holders’ statutory accounting treatment. Fluctuations in value relating to foreign exchange gains and losses in respect of the debt securities will also be brought into account in computing income.

(B) Holders of the debt securities who are individuals and who are resident or ordinarily resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which the debt securities are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption of the debt securities (including a part redemption of the debt securities that are redeemable in two or more instalments). The nature of the tax charge will depend on the terms of the debt securities in question and the particular circumstances of the relevant securities holder. In particular, we urge individual securities holders to have regard, where appropriate, to the capital gains tax legislation including the rules applying to “temporary non-residents”, the “accrued income scheme” and the “deeply discounted securities” legislation and to note that under certain provisions (the “deeply discounted securities” legislation) the issue of the debt securities under a particular prospectus supplement may, in certain circumstances, alter the tax treatment of the debt securities previously issued.

4. Provision of Information by and/or to HM Revenue & Customs

Securities holders who are individuals may wish to note that HM Revenue & Customs has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom:

•	who either pays interest to or receives interest for the benefit of an individual; or

•

who either pays amounts payable on the redemption of the debt securities that are deeply discounted securities (for the purposes of the Income Tax (Trading and Other Income) Act 2005) to, or receives such amounts for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HM Revenue & Customs with the tax authorities of other jurisdictions.

5. Inheritance Tax

(A) A holder of the debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to U.K. inheritance tax in respect of his holding of the debt securities if the register of the debt securities is maintained outside the United Kingdom. If a register of the debt securities is maintained within the United Kingdom, then an individual domiciled outside the United Kingdom may be liable to U.K. inheritance tax. If so, exemption from or reduction in any U.K. inheritance tax liability may be available for holders of the debt securities who are treated as domiciled in the United States under the Estate Tax Treaty made between the United Kingdom and the United States. Holders should note that an individual may be domiciled in the UK for inheritance tax purposes for a period despite lacking a UK domicile for other UK law purposes.

(B) Holders of the debt securities who are domiciled in the United Kingdom may be liable to inheritance tax in respect of their holdings of such debt securities.

6. Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the debt securities on the redemption of the debt securities by BP Capital U.K.

Following recent court decisions, no U.K. stamp duty or stamp duty reserve tax will arise on the issue of the debt securities into a depositary receipt facility or clearance service.

No liability for U.K. stamp duty or stamp duty reserve tax will arise on a transfer of, or an agreement to transfer, the debt securities unless such securities carry:

•

a right of conversion into shares or other securities or to the acquisition of shares or other securities (except where those other securities themselves represent loan capital that is exempt from stamp duty);

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest, the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•

a right on repayment to an amount that exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Where there is a charge to U.K. stamp duty or stamp duty reserve tax, the rate of charge is normally 0.5%.

7. European Union Directive on the Taxation of Savings Income

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures.

On November 13, 2008, the European Commission published a proposal for amendments to the Directive and the European Parliament approved an amended version of this proposal on April 24, 2009. If implemented, the suggested changes would broaden the scope of the requirements described above. Holders should consult their tax advisors regarding the implications of the Directive in their particular circumstances.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

In connection with particular offerings of the debt securities in the future, the validity of the debt securities and guarantees may be passed upon for us by Sullivan & Cromwell LLP as to certain matters of New York law, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement, as to certain matters of New York law. The validity of the debt securities and guarantees may be passed upon for us by our Senior Legal Counsel as to certain matters of English law.

EXPERTS

The group financial statements of BP appearing in BP’s Annual Report on Form 20-F for the year ended December 31, 2011 and the effectiveness of BP’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such group financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

BP and BP Capital U.K. are public limited companies incorporated under the laws of England and Wales. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•

to enforce against us or those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities registered with the SEC under the registration statement:

Securities and Exchange Commission registration fee	$4,092,000	(1)
Printing and engraving expenses	$360,000
Legal fees and expenses	$815,000
Accounting fees and expenses	$510,000
Rating agency fees	$600,000
Trustees’ fees and expenses	$130,000

Total	$6,507,000

(1)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 and reflects the maximum aggregate offering price rather than the principal amount of any securities issued at a discount.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of BP Capital Markets p.l.c. or BP p.l.c. since the date hereof or that the information contained herein, or incorporated by reference herein or therein, is correct as of any time subsequent to the date of such information.

BP Capital Markets p.l.c.

$750,000,000 Floating Rate Notes due 2018

$900,000,000 2.241% Guaranteed Notes due 2018

$750,000,000 3.994% Guaranteed Notes due 2023

Payment of the principal of and interest on the notes is guaranteed by

BP p.l.c.

Prospectus Supplement

September 23, 2013

BNP PARIBAS

Citigroup

Goldman, Sachs & Co.

HSBC

J.P. Morgan